Exhibit 6.16

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (this “Management Agreement” or “MSA”) is made and entered into as of day of February, 2020 by and between PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company with principal operations in Naples, FL (the “Management Company” or “PFMS”), and PVP Investments, LLC (d/b/a PVP), a Missouri limited liability company with principal operations in and around Poplar Bluff, MO.

PRELIMINARY STATEMENTS

A. The Management Company is in the business of providing various management services to funeral and related business, including executive and administrative support, strategic consulting, financial and operational systems development, cash management, volume purchasing, recruiting, training, technology products and services, financial support, and additional professional services. PFMS also provides contract full and part-time staff to such businesses.

B. PVP desires to obtain the assistance of PFMS in the performance of the Services hereinafter described on an exclusive basis, and the Management Company is willing to furnish such Services during the term hereof, upon the terms and conditions hereinafter set forth.

C. The parties hereto desire to enter into this Management Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Engagement. PVP hereby engages the Management Company, and the Management Company hereby agrees to be engaged by PVP, to manage, direct and conduct various operations, administrative, financial and other activities and affairs of the following businesses in Poplar Bluff, MO (collectively, the “Business”) during the term hereof, upon the terms and conditions hereinafter set forth:

i. Willow Ridge Funeral Home and Cremations Service (a/k/a Moore Funeral Service) (“Moore”)

ii. Fowler Sullivan Funeral Home (“Fowler”)

iii. Cotrell Funeral Service (“Cotrell”)

2. Operating Agreement of Business. The Management Company acknowledges that the Amended Operating Agreement of PVP (as amended from time to time, the “PVP Operating Agreement”) requires that the Board of Members of the PVP approve certain actions by PVP. The Management Company has been provided a copy of the PVP Operating Agreement. The Management Company accepts that its duties and responsibilities under this Management Agreement and the Services it provides are subject to the limitations and approvals required under the PVP Operating Agreement). The Management Company and Manager acknowledges that the Board of Members has the right to approve or disallow actions of management company.

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3. Responsibilities and Rights of the Management Company. The Management Company shall manage the Business in a diligent and businesslike manner and shall devote such parts of its employees’ time to managing the Business as is reasonably necessary for the conduct of the Business, it being understood and agreed that the Management Company shall not be required to devote the entire time or attention of its employees to the Business. Subject to limitations imposed by applicable laws or governmental regulations, orders or decrees and otherwise in this Management Agreement, the Management Company shall have authority as may be necessary, or appropriate in connection with the discharge of its duty to manage, direct and conduct the Business, in accordance with the PVP Operating Agreement, including but not limited to the powers to (collectively, the “Rights”):

(i) Recommend the employment, discharge, termination, compensation amounts and supervision of all present or future officers, employees, agents, independent contractors, consultants and representatives of PVP with respect to the Business including, without limitation, the sales counselors and administrative staff. All final decisions regarding employees will be made by the PVP members, after the recommendation made by the Management Company.

(ii) Negotiate, execute on behalf of PVP, or otherwise enter into, adjust, compromise or deal with, contracts, agreements and documents relating to the Business or to which PVP is a party that relate to the Business.

Notwithstanding the generality and the broadness of the foregoing rights of the Management Company, all transactions made during the term hereof between PVP and the Management Company shall be made on terms no less favorable to the Business than could be obtained in arm’s length transactions with third parties that are unaffiliated with the Management Company. Management Company agrees to make all business decisions in a competitive spirit to maintain the identities and affiliations in the market place.

4. Services of the Management Company. With respect to the Business, the Management Company shall provide executive, operations, administrative and financial management services, and use commercially reasonable efforts to provide the following services to the Business (collectively, the “Services).

(a) Maintain or cause the Business to maintain accurate financial accounts and records evidencing all transactions in respect of the operations of the Business and provide financial, accounting and operational systems, including various technology platforms, related to such systems, as well as the management of the Business’ cash inflows and outflows (“Cash Management”).

(b) Create or cause the Business to create a business strategy and operational plan for the Business, and establish associated performance metrics, goals and forecasts.

(c) Evaluate, negotiate and execute or cause the Business to evaluate, negotiate and execute, agreements with various vendors, service providers and others to provide products and services to the Business and if applicable, pay or cause the Business to be responsible for providing payments for such products and services.

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(d) Handle the recruiting, evaluation, on-boarding, training, retention, and management of employees, independent contractors, consultants and other representatives of the business as well as developing performance - based incentive plans for the business.

(e) Conduct and cause the Business to conduct all activities of the Business in accordance with all federal, state and local laws and governmental rules and regulations and ordinances applicable to the operations of the Business.

(f) Cause the Business to timely pay all its obligations to third parties.

(g) Provide ongoing assessments of Business activity, including the measurement of financial and operational performance, market share and growth results, client satisfaction, benchmarking against industry “best practices” and peers, and the like, all compared to established goals, milestones and targets established by the Business and Management Company. These goals, milestones, and targets as well as financial performance will be conveyed to the PVP members on a quarterly basis, or more frequently, if necessary.

(h) Cause the Management Company’s employees and agents to keep confidential all knowledge and information of a non-public nature regarding the Business which they now know or hereafter come to know.

(i) Make such reports regarding the Business as the Board of Members of PVP may reasonably require from time to time and develop an Annual Forecast for the Business in accordance with the PVP Operating Agreement.

(j) Provide such other services as are reasonably necessary for the Business to ensure the efficient delivery of funeral and related services as agreed to in writing by the parties.

5. Term. This Management Agreement shall begin on the date hereof and shall remain in effect for an initial period of three (3) years. After the initial three (3) year term, this Management Agreement may renew for an additional term. Said renewal requires a review by both parties at a convenient time at least 90 days prior to the renewal date. Written consent of both parties is required for the renewal. In the case of termination (i) at least ninety (90) days before the end of such initial term or renewal term then in effect, the Management Company or PVP will provide the other party with prior written notice of such party’s election not to renew this Management Agreement, or (ii) until the occurrence of any of the following

At the option of PVP, a Material Breach (as defined below) by Management Company of any of the material covenants, undertakings, obligations or conditions set forth in this Management Agreement, which failure shall not be remedied after written notice to the Management Company and a thirty (30) day opportunity to cure such breach. Such notice shall state with specificity the nature of the breach by the Management Company. For purposes of this Management Agreement, “Material Breach” shall include, but not be limited to: any change that makes execution of this MSA impossible or impractical; any illegal acts done by either party; any acts that are deemed to be done with gross negligence or willful misconduct; any act of theft, embezzlement, or bribery. Due to the personal nature of this Management Agreement, PVP shall have the right to cancel this Management Agreement if PFMS management, specifically the current President (Dennis Smith), changes in any manner; any cancellation for a Material Breach shall not result in any penalties payable by PVP to the Management Company, and PVP shall only be responsible for paying compensation (based on the then full complete calendar months revenues) owed to the Management Company at the time of cancellation.

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(a) The voluntary or involuntary liquidation, dissolution or winding up of the affairs of PVP or the Management Company, other than merely as a result of any dissolution, liquidation or winding up in connection with any reorganization in another jurisdiction.

(b) At the option of PVP or the Management Company, (i) any admission that other party is unable to pay its debts generally as they come due; (ii) a general assignment for the benefit of creditors by the other party; (iii) the institution of any proceeding by or against the other party seeking to adjudicate such entity as bankrupt or insolvent or seeking reorganization, arrangement, adjustment, or composition of such entity or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the appointment of a receiver, trustee, or similar official for such entity or for any substantial part of its property and in the case of an involuntary petition for bankruptcy (or similar filing) and such entity has not had such a petition dismissed or stayed within thirty (30) days of filing; or (iv) the other party takes any action to authorize any of the actions set forth in subsections (i), (ii), or (iii) above.

6. Compensation. The Management Company will earn compensation and be reimbursed for Services provided under this Management Agreement, as applicable.

(a) Reimbursements. All expenses incurred by the Management Company in the performance of its duties with respect to the Business shall be borne exclusively by the Business and the Management Company shall not be required to advance any of its own funds for operations of the Business. The Business shall reimburse the Management Company for any expenses, payments, fees, and other costs incurred by the Management Company on behalf of the Business. All debts and liabilities to third persons incurred by the Management Company on behalf of the Business in the course of its operations shall be the debts and liabilities of the Business only. Any debt incurred by the Business requiring reimbursement to the Management Company will be documented by an invoice and/or paid receipt, which shall be supplied with the invoice from the Management Company. Daily allowances for hotel and meals are outlined in the Policy and Procedure Manual. The Management Company shall not be liable for any such obligations by reason of its management, direction or conduct of the Business, and PVP shall indemnify, defend, and hold the Management Company harmless from and against such liabilities of the Business. Obligations of the Business over and above the normal reoccurring monthly fees and maintenance items associated with the day-to-day operations of the business shall not need any approval, however any expenses that are in excess of the limits set forth by the PVP Operating Agreement will be presented to PVP for approval; said approval will not be unreasonably withheld. The Management Company will provide the Business an invoice for payment due. The Business will make such payments to the Management Company on a monthly basis within fourteen (14) days after the last day of each month.

(b) Management Fee. As compensation for the Management Company’s Services hereunder and in addition to the reimbursement of expenses as set forth above, PVP shall pay to the Management Company a monthly fee (“Management Fee”) determined by the following process:

(i) The base management fee shall equal six percent (6%) of the gross revenues of the Business as calculated and shown monthly on each Business Income Statement & Balance Sheet, with the amount being payable to PFMS monthly from the effective date of this Management Agreement (“Base Management Fee”); provided, however, PVP shall not be required to pay the first $450,000.00 (“Stand- by Amount”) of the Base Management Fee earned by the Management Company under this Management Agreement in order for PVP to use such funds to instead pay outstanding Promissory Notes assumed by PVP as set forth on Exhibit A. After the $450,000.00 Stand-by Amount has been earned by the Management Company and retained by PVP, then PVP shall begin paying all Base Management Fees in excess of $450,000 to the Management Company on the monthly payment schedule.

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(ii) Any and all earned and unpaid Base Management Fees and unreimbursed reimbursable expenses will become due and payable to the Management Company upon: (A) any termination of this MSA; (b) any non-renewal of this MSA; or (C) any Change of Control (as defined below). If termination is by PVP and occurs for a reason other than the Management Company committing a Material Breach, including acts of dishonesty, theft, etc., during initial term, then a penalty will be incurred by PVP equal to $14,629/month for the remaining portion of the then current term. (The “then current term shall be the remaining months on the “Original Management Agreement” which is Nov. 2021. The amount was originally based on “Moore Funeral Service and Fowler-Sullivan Funeral Home, only). Excluded from “penalty” are acts of Death or Serious Illness of any founding partner of PVP. If termination is by the Management Company, then the Management Company shall provide 90-day notice, with PVP possessing the option to terminate this Agreement at any time within the 90 day period, and PVP shall continue to pay the Management Company its Base Management Fee due for the period of time that the Management Company is utilized so long as the management fee is based on an entire month’s revenue. For purposes of this MSA, “Change of Control” means (x) the sale of all or substantially all of the assets of any of PVP, Moore (Willow Ridge) , Fowler Sullivan, Cotrell, (y) a sale resulting in no less than thirty percent (30%) of the equity or ownership interests of any of PVP, Moore (Willow Ridge) , Fowler Sullivan, or Cotrell being sold to a bona fide third party purchaser; or (z) any merger, consolidation, or reorganization of any of PVP, Moore, Fowler, or Cotrell with or into a bona fide third party purchaser, unless mutually agreed by PVP and Management Company. If any member of PVP becomes financially insolvent and or files Bankruptcy this shall not constitute or trigger an event for penalty.

(iii) During the term of this MSA or any subsequential renewal, not to be extended past 3 years from any termination or cancellation of the MSA, if any Change of Control occurs involving some, any, or all of PVP, Moore, Fowler, or Cotrell, then the Management Company will also be entitled to a cash exclusive fee equal to year one five percent (5%), year two three and one half percent (3.5%) and year three of two percent (2%) of the aggregate, gross consideration paid by the buyer(s) in connection with such Change of Control (the “Additional Fee”). If there are multiple separate transactions, each of which shall constitute a separate Change of Control, then the Additional Fee shall be due to the Management Company in respect of each such Change of Control. For the avoidance of doubt, the Additional Fee shall be in addition to, and shall not be deemed to reduce, any Base Management Fees or any other consideration or reimbursements due to the Management Company under this Agreement. The Management Company’s duties and services if used as a “listing agent” are not related to those of a realtor/listing agent and the licensing requirements of companies of that nature and, as such, this is in addition to any fees from realtor/listing agent which may include, but not limited to, buyer/seller fees; closing costs; and seller transaction fees. Management Company maintains an exclusive right as listing agent and said fee during this and any subsequent term. The foregoing Additional Fee shall not be restrictive in nature and can be assignable by the Management Company in its sole discretion in part or partial. The Management Company will be entitled to the Additional Fee at the time of each closing of a Change of Control. If the sale of a portion of ownership is due to the death, serious illness, or financial instability of one of the members of PVP, then no Change of Control fee shall be paid if the change of ownership does not result in the termination of the MSA.

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7. Nature of Relationship. Nothing herein shall constitute or create a partnership or joint venture between the Management Company and PVP.

8. Flexibility. The parties agree that: (a) the structure of this Management Agreement shall remain flexible so as to facilitate the operations of the Business during the term and to comply with all applicable laws, rules, and regulations, and (b) they will execute any amendments or modifications to this Agreement as may be reasonably necessary to so further the operations of the Business, to best assure such compliance and to best accomplish the purposes of the parties as set forth herein.

9. Mutual Indemnification. Each party (the “Indemnifying Party”) shall at all times indemnify and hold harmless the other party and said other party’s successors, assigns, shareholders, partners, directors, officers, agents, affiliates, subsidiaries, parent company, and employees (collectively, the “Indemnified Parties”) from and against any and all liabilities, damages, penalties, settlements, judgments, orders, losses, costs, charges, attorneys’ fees, and all other expenses and shall, further, defend the Indemnified Parties from any and all claims, actions, suits, prosecutions, and all other legal and/or equitable proceedings resulting from or relating to (whether directly or indirectly) any allegation (whether founded or unfounded and regardless of the nature or character thereof) regarding: (i) any negligent, willful, reckless, or wrongful act or omission of the Indemnifying Party, its employees, representatives, contractors or agents; (ii) any breach of, or inaccuracy in, any representation and/or warranty made by the Indemnifying Party herein; (iii) any failure to perform by the Indemnifying Party, or any defect in said party’s performance of, its obligations and duties pursuant to this Agreement; or (iv) any alleged violation by the Indemnifying Party of any Federal or State law, statute, or regulation.

10. Public Liability Insurance. PVP shall directly or indirectly procure, pay for and keep in force during the term of this Agreement insurance which consists of no less than: bodily injury; personal injury; property damage liability insurance coverage; employment practices liability insurance (EPLI); and a directors and officers insurance policy protecting the Management Company and its officers, managers employees or representatives in forms and limits of coverage not less than such forms and limits as are presently applicable to the Business, naming the Management Company and its officers, managers, employees or representatives as named insureds receiving such coverage, all at the sole cost and expense of Business; and the Management Company shall be furnished with either memorandum copies of such insurance policies or appropriate certificates of insurance duly evidencing such coverage, which shall remain in full force and effect until the termination of this Management Agreement. The Management Company shall, for the term of the agreement, keep in force; at its expense - Directors and Officers insurance and EPLI insurance. The policies may be inspected by PVP at any time upon a three business day notification.

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11. Binding Effect. This Management Agreement shall be binding upon the parties hereto and their respective successors and assigns.

12. Captions. The titles or headings of sections and paragraphs are for convenience of reference only and do not constitute a part of this Management Agreement.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri.

14. Entire Agreement; Amendments. This Management Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and any prior agreements or understandings, where oral or written, are entirely superseded hereby. This Agreement may be amended, modified, supplemented or altered only by a writing duly executed by the parties hereto.

15. Severability. The invalidity or unenforceability of any one or more of the provisions of this Agreement, or any portion hereof, shall not affect the validity or enforceability of the remaining provisions of this Management Agreement or any portion thereof.

16. Assignability. This Management Agreement cannot be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement in connection with a Change of Control if such assigning party provides at least thirty (30) days prior written notice of such anticipated assignment to the other party.

17. Counterparts. This Management Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together constitute one and the same instrument.

18. Confidentiality; The consideration for the confidentiality covenant of this Agreement is the willingness of PVP and the Management Company to enter into this MSA. Both parties will maintain for all time as confidential any and all information which the parties have or will become aware of concerning the business ideas, business information, clients (including their identities and addresses), operations, methodologies, techniques and processes. In order to protect the confidentiality of said parties, they mutually agree during the term of this Agreement, regardless of the cause of such termination.

19. Covenant Not to Compete.

(a) Noncompetition. For a period of Two (2) years from and after the date hereof, Management Company shall not, anywhere within Butler County, Missouri, and also within 50 miles of an PVP owned business, directly or indirectly invest in, own, manage, operate the same or similar business as PVP, or finance, control, advise, assist, render services to or guarantee the obligations of any person, proprietorship, partnership, organization, corporation or entity engaged in or planning to become engaged in the same or similar business as PVP.

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(b) Non-solicitation. For a period of Two (2) years from and after the date hereof, Management Company shall not, directly or indirectly:

(i) Solicit the business of any person who is a customer of PVP, or for whom the said PVP holds, maintains, controls or is currently listed as the Provider on any Preneed Funeral Contract, Trust or Insurance Policy;

(ii) Cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of PVP to cease doing business with them or either of them, to deal with any competitor of their competitors or in any way interfere with their relationship with PVP.

(iii) Cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of PFMS or of Cotrell Funeral Service, on the date hereof or within the year preceding the date hereof to cease doing business with PVP, to deal with any competitor of PVP or in any way interfere with their relationship with PVP; or

(iv) Hire, retain or attempt to hire or retain any employee or independent contractor of PVP or in any way interfere with the relationship between PVP and any of their employees or independent contractors.

(c) Non-disparagement. From and after the date hereof, Management Company will not disparage PVP or any of its members, owners, managers, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained herein is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Agreement is reasonable and necessary to protect and preserve the legitimate business interests of PVP and the value of the Assets being purchased contemporaneously herewith from Cotrell Funeral Service of which PFMS are all of the shareholders of said corporation, and to prevent any unfair advantage conferred on said PVP.

20. Survivorship and Continuing Obligations. Following the termination of this Agreement for any reason, the terms of this Agreement shall survive and the parties shall be bound and agree to continued obligations of this Agreement for so long as any statute allows, but for Section 6(b)(ii)(iii), Section 9, and Section 18 shall last for no less than 2 years after the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Management and Administrative Services Agreement as of the date first set forth above.

MANAGEMENT COMPANY:

PF MANAGEMENT SERVICES, LLC, a
Delaware Limited Liability company

By:
Name:	Dennis L. Smith
Title:	Chief Executive Officer/President

BUSINESS:

PVP Investments LLC, a Missouri Limited Liability company

By:
Name:
Title:	Member

By:
Name:
Title:	Member

By:
Name:
Title:	Member

[Signature Page to Management and Administrative Services Agreement]

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